UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

CONTRAFECT CORPORATION.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

212326102
(CUSIP Number)

March 16, 2018
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Larry N. Feinberg
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,710,934 *
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,710,934 *
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,710,934 *
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.0% **
12	TYPE OF REPORTING PERSON (See Instructions) IN

*	Includes 591,016 Shares issuable upon exercise of warrants.

**	This percentage is based on a total of 74,247,022 Shares outstanding, which is the sum of 73,656,006 Shares outstanding as of March 7, 2018, as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities Exchange Commission on March 15, 2018 (the “Annual Report”), plus 591,016 warrants that are currently exercisable.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,974,824 *
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,974,824 *
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,974,824 *
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.0% **
12	TYPE OF REPORTING PERSON (See Instructions) PN

*	Includes 472,813 Shares issuable upon exercise of warrants.

**	This percentage is based on a total of 74,128,819 Shares outstanding, which is the sum of 73,656,006 Shares outstanding as of March 7, 2018, as reported in the Annual Report, plus 472,813 warrants that are currently exercisable.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Institutional Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 530,609 *
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 530,609 *
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 530,609 *
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% **
12	TYPE OF REPORTING PERSON (See Instructions) PN

*	Includes 118,203 Shares issuable upon exercise of warrants.

**	This percentage is based on a total of 73,774,209 Shares outstanding, which is the sum of 73,656,006 Shares outstanding as of March 7, 2018, as reported in the Annual Report, plus 118,203 warrants that are currently exercisable.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Associates, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,505,433 *
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,505,433 *
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,505,433 *
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.7% **
12	TYPE OF REPORTING PERSON (See Instructions) OO

*	Includes 591,016 Shares issuable upon exercise of warrants.

**	This percentage is based on a total of 74,247,022 Shares outstanding, which is the sum of 73,656,006 Shares outstanding as of March 7, 2018, as reported in the Annual Report, plus 591,016 warrants that are currently exercisable.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Investment Management, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,505,433 *
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,505,433 *
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,505,433 *
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.7% **
12	TYPE OF REPORTING PERSON (See Instructions) CO

*	Includes 591,016 Shares issuable upon exercise of warrants.

**	This percentage is based on a total of 74,247,022 Shares outstanding, which is the sum of 73,656,006 Shares outstanding as of March 7, 2018, as reported in the Annual Report, plus 591,016 warrants that are currently exercisable.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Investment Management, Inc. Employees’ Retirement Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 168,001
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 168,001
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,001
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2% *
12	TYPE OF REPORTING PERSON (See Instructions) OO

*	This percentage is based on 73,656,006 Shares outstanding as of March 7, 2018, as reported in the Annual Report.

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) The Feinberg Family Foundation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 37,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 37,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% *
12	TYPE OF REPORTING PERSON (See Instructions) CO

*	This percentage is based on 73,656,006 Shares outstanding as of March 7, 2018, as reported in the Annual Report.

Item 1(a).	Name of Issuer:

ContraFect Corporation, a Delaware corporation (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

28 Wells Avenue, 3rd Floor, Yonkers, NY 10701

Item 2(a).	Name of Filing Person:

This statement is filed by:

(i)	Oracle Partners, L.P., a Delaware limited partnership (“Partners”), with respect to the shares of the Issuer’s common stock, par value $0.0001 per share (“Shares”), directly owned by it;

(ii)	Oracle Institutional Partners, L.P., a Delaware limited partnership (“Institutional Partners”). with respect to the Shares directly owned by it;

(iii)	Oracle Associates, LLC, a Delaware limited liability company (“Oracle Associates”), which serves as the general partner of Partners and Institutional Partners, and may be deemed to indirectly own, by virtue of the foregoing relationship, the Shares directly owned by Partners and Institutional Partners.

(iv)	Oracle Investment Management, Inc. Employees’ Retirement Plan, an employee benefit plan organized in Connecticut (the “Retirement Plan”), with respect to the Shares directly owned by it;

(v)	The Feinberg Family Foundation, a foundation organized in Connecticut (the “Foundation”), with respect to the Shares directly owned by it;

(vi)	Oracle Investment Management, Inc., a Delaware corporation (the “Investment Manager”), which serves as the investment manager of Partners, Institutional Partners and the Retirement Plan, and may be deemed to indirectly own, by virtue of the foregoing relationship, the Shares directly owned by Partners, Institutional Partners and the Retirement Plan; and

(vii)	Mr. Larry N. Feinberg (“Mr. Feinberg”), who serves as the managing member of Oracle Associates and as the sole shareholder, director and president of the Investment Manager and as a trustee of the Foundation, and may be deemed to indirectly own, by virtue of the foregoing relationships, the Shares directly owned by Partners, Institutional Partners, the Retirement Plan and the Foundation.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of the Reporting Persons is 200 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut 06830.

Item 2(c).	Citizenship:

Mr. Feinberg is a citizen of the United States of America. See Item 2(a) for the place of organization of the other Reporting Persons.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001

Item 2(e).	CUSIP Number:

212326102

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Act.

(b)	☐ Bank as defined in section 3(a)(6) of the Act.

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act.

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940.

(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐ Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ___

Item 4.	Ownership:

A.	Larry N. Feinberg
(a)	Amount beneficially owned: 3,710,934
(b)	Percent of class: 5.0%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 3,710,934
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 3,710,934

B.	Oracle Partners, L.P.
(a)	Amount beneficially owned: 2,974,824
(b)	Percent of class: 4.0%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 2,974,824
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 2,974,824

C.	Oracle Institutional Partners, L.P.
(a)	Amount beneficially owned: 530,609
(b)	Percent of class: 0.7%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 530,609
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 530,609

D.	Oracle Associates, LLC
(a)	Amount beneficially owned: 3,505,433
(b)	Percent of class: 4.7%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 3,505,433
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 3,505,433

E.	Oracle Investment Management, Inc.
(a)	Amount beneficially owned: 3,505,433
(b)	Percent of class: 4.7%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 3,505,433
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 3,505,433

F.	Oracle Investment Management, Inc. Employees’ Retirement Plan
(a)	Amount beneficially owned: 168,001
(b)	Percent of class: 0.2%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 168,001
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 168,001

G.	The Feinberg Family Foundation
(a)	Amount beneficially owned: 37,500
(b)	Percent of class: 0.1%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or direct the vote: 0
(ii)	Shared power to vote or direct the vote: 37,500
(iii)	Sole power to dispose or direct the disposition: 0
(iv)	Shared power to dispose or direct the disposition: 37,500

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 21, 2018

/s/ Larry Feinberg
Larry Feinberg, Individually

ORACLE PARTNERS, LP
By: ORACLE ASSOCIATES, LLC, its general partner

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE INSTITUTIONAL PARTNERS, LP
By: ORACLE ASSOCIATES, LLC, its general partner

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE ASSOCIATES, LLC

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE INVESTMENT MANAGEMENT, INC.

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE INVESTMENT MANAGEMENT, INC.
EMPLOYEES’ RETIREMENT PLAN

By: /s/ Larry Feinberg
Larry Feinberg, Trustee

THE FEINBERG FAMILY FOUNDATION

By: /s/ Larry Feinberg
Larry Feinberg, Trustee

Exhibit Index

99.1	Joint Filing Agreement, dated March 21, 2018, by and among, Larry Feinberg, Oracle Partners, LP, Oracle Institutional Partners, LP, Oracle Associates, LLC, Oracle Investment Management, Inc., Oracle Investment Management, Inc. Employees’ Retirement Plan and The Feinberg Family Foundation